Exhibit 99.01

Contact:	Jim Crabbe Chairman VendingData™ Corporation 702-733-7195 jcrabbe@vendingdata.com	or	Yvonne L. Zappulla Managing Director Wall Street Investor Relations Corp. 212-681-4108 Yvonne@WallStreetIR.com

VENDINGDATA™ CORPORATION REPORTS

Full Year and Fourth Quarter 2004 Financial Results

LAS VEGAS, Nevada- (PRNews Wire)-March 31, 2005-VendingData™ Corporation (AMEX: VNX) today reported financial results for its fiscal year and fourth quarter ended December 31, 2004. Revenues for the full year 2004 totaled $5.5 million, compared to $6.7 million for the year ended December 31, 2003, a decrease of 18.2 percent primarily due to a 78 percent decrease in SecureDrop® sales and a reduction of shuffler sales and rentals as the company transitions into next generation product. Revenues in 2004 consisted of SecureDrop® sales of $403,000, shuffler rentals of $385,000, shuffler sales of $1.1 million, Deck Checker™ sales of $3.2 million, Deck Checker™ rentals of $232,000 and miscellaneous other revenues of $171,000.

The Company reported a net loss of $7.1 million or $0.42 per share compared to a net loss of $7.8 million or $0.96 per share in 2003. The decrease in net loss was primarily due to a $1.9 million decrease in interest expense, which was partially offset by a lower gross margin. Weighted average shares outstanding increased from 8.1 million at year-end 2003 to 17.2 million year-end 2004.

VendingData’s™ gross margin on revenue for the year ended December 31, 2004 was $1.5 million, or 27.6%, compared to the gross margin on revenue for the year ended December 31, 2003 of $2.5 million, or 37.8%. The decrease in gross margin of $1.0 million from the year ended December 31, 2003 to the year ended December 31, 2004 reflected decreased revenue, an inventory write down of $575,000, and an increase in service costs of $256,000.

Selling, general and administrative expenses (SG&A) increased by 2.3 percent over the prior year to $6.5 million in 2004, primarily due to a $623,000 increase in legal and regulatory expenses offset by a $531,100 decrease in finance fees. The increase in legal fees is primarily due to the Shuffle Master lawsuit as well as legal fees related to regulatory license applications. Research and development costs increased by 17.2 percent to $1.2 million due to continued development of PokerOne™ and RandomPlus™ shufflers.

6 of 12

Interest expenses in 2004 decreased by $2.0 million to $935,589, reflecting the reduction of debt service as a result of the retirement and conversion of $20,331,995 of debt during December 2003 and early 2004.

Cash and equivalents on December 31, 2004 were $925,000 compared to $11.5 million at December 31, 2003 and $1.8 million at December 31, 2002. Accounts receivable (trade) increased from $2.4 million on December 31, 2003, to $3.7 million on December 31, 2004. Inventories increased during the current period by $2.3 million to $6.5 million due to the purchase of components to produce the new PokerOne shuffler and related components as well as components for the Deck Checker. Total liabilities have decreased from $9.9 million at December 31, 2003 to $8.6 million at December 31, 2004.

Revenues for the fourth quarter 2004 were $973,400 and compares to third quarter 2004 revenues of $1.2mil. Company management cited factors influencing its fourth quarter revenue as activity relating to sales of the Poker One ™, which had to be discontinued and existing placements withdrawn due to the temporary injunction.

The Company reported a net loss applicable to common stockholders of $2.2 million or $0.13 per share for the fourth quarter of 2004. VendingData’s™ gross profit during the fourth quarter totaled $291,600 or approximately 30 percent of sales. The Company expects its gross margin to improve as it benefits from lower costs associated with the transfer of its manufacturing operations to China and as economies of scale are achieved through increased unit production.

The Company’s SG&A for the fourth quarter was flat with the previous quarter at $2.1 million. The relatively high SG&A level reflects non-reoccurring items associated with approximately $250,000 of legal expenses and approximately $100,000 of bad debt expense.

Mark Newburg, Executive Director of VendingData™ commented, “The company is well positioned to capitalize on the products already developed, the favorable results from our recent legal challenges, our international distribution partnership, and our superior cost efficient manufacturing capability. I am excited about the company’s prospects and look forward to moving it from a development enterprise to a commercial business focused on generating superior returns for our shareholders.”

QUARTER HIGHLIGHTS AND RECENT DEVELOPMENTS

Effective March 11, 2005 Mark Newburg was appointed an executive director to Vending Data™ Corporation’s Board of Directors

Mr. Newburg, whose career spans over 30 years, is a skilled global executive with experience in the gaming industry, as well as in executive positions in Fortune 100 companies within the computer hardware and software, telecommunications, and consumer products industries. Mr. Newburg has assumed an executive director position on VendingData™’s Board with the responsibility of overseeing the company’s operation.

7 of 12

Resignation of Steven J. Blad

On March 28, 2005, VendingData™ announced the resignation of President and Chief Executive Officer Steven J. Blad on Friday, March 25, 2005. Mr. Blad also yielded his seat on our board of directors. In his capacity as executive director of our board of directors, Mr. Newburg will oversee all aspects of VendingData™’s business. Mr. Blad will continue in a consulting role for a period of time to assist in the transition.

VendingData™ received New Jersey Casino Control Commission approval for its Deck Checker™

During February 2005, VendingData™ received the New Jersey Casino Control Commission gaming equipment approval for the pre-shuffling and pre-inspection of cards. With this final approval, VendingData™ can market the Deck Checker™ to casinos for front of house operations in Atlantic City. The Deck Checker™ is currently being used for back of house operations at a number of casinos in Atlantic City, including the Borgata, Bally’s, Caesars Atlantic City and the Atlantic City Hilton. Currently, 110 Deck Checkers™ have been placed in the United States and approximately 169 in the international market over that past 18 months.

VendingData™ Corporation’s received Nevada Gaming Control Board approval for its PokerOne™ Shuffler

On November 10, 2004, PokerOne™ was approved by the Nevada Gaming Control Board and additionally has received the requested approvals from GLI in the following jurisdictions; California Tribal, Connecticut Tribal and State, Iowa Racing and Gaming, Iowa Tribal, Kansas Tribal, Missouri, New Mexico Tribal, North Dakota Tribal, Oregon Tribal, Seneca Gaming Authority (New York), and South Dakota Tribal.

VendingData™ and TCSJohnHuxley sign exclusive international shuffler distribution agreement

VendingData™ entered into an exclusive five-year agreement with TCSJohnHuxley (“TCS”), a U.K. based worldwide distributor of products to the gaming industry, to market and distribute VendingData™’s shuffler products outside the U.S. In connection with the signing of the agreement, TCS issued an initial order for 100 of VendingData™’s newly introduced PokerOne™ shuffler and will place an order for an additional 100 new RandomPlus™ shufflers following TCS’s completion of product evaluation. Also covered by the agreement is a commitment by TCS to purchase and distribute VendingData™’s new PokerPlus™ and ContinuousPlus™ shufflers now under development and scheduled for release later in 2005. TCS has also agreed to demonstrate VendingData™’s product line at the following international gaming exhibitions, ICE (London), G2E (Las Vegas), SAGSE (Buenos Aires), EELEX (Moscow) and AGE (Sydney).

8 of 12

VendingData™ Corporation completed $12 Million Private Placements

On March 15, 2005, VendingData closed on two private placements consisting of $10 million senior secured convertible notes due February 2008 and an additional $2 million private placement of senior secured convertible notes due March 2008. The senior notes accrue interest at 10% per annum, are secured by the Company’s assets, require semi-annual interest payments and provide for the payment of the principal and any unpaid interest at maturity. Up to 50% of the then outstanding principal balance of these senior notes can be converted into shares of the Company’s common stock at rate of $1.65 per share. VendingData™ Corporation intends to use the proceeds from the private placements to fund the build out of the new RandomPlus™ shuffler inventory, operating expenses and general corporate purposes.

Current Shuffle Master litigation status

As of March 3, 2005, the United States Court of Appeals for the Federal Circuit stayed the preliminary injunction issued by the United States District Court for the District of Nevada pending the disposition of the appeal. The preliminary injunction had prohibited VendingData™ from selling its PokerOne™ shuffler during the pendency of the action brought by Shuffle Master, Inc. In granting a stay of the preliminary injunction, the United States Court of Appeals stated that VendingData™ has shown the requisite likelihood of success in obtaining a stay of the preliminary injunction, pending appeal. Discovery and a Markman hearing will proceed in the United States District Court while the appeal is pending.

CONFERENCE CALL

VendingData™ has scheduled a conference call to discuss fourth quarter and full year 2004 financial results with the investment community for 4:30 p.m. (ET) today.

Conference Call Details:

Date/Time: Thursday, March 31, 2005 — 4:30 p.m. (ET)
Telephone Number: 800-599-9816
International Dial-In Number: 617-847-8705
Participant Pass code: 72958034

It is recommended that participants phone-in at least 10 minutes before the call is scheduled to begin. The conference call can also be accessed on the Internet through CCBN at www.fulldisclosure.com. A replay of the conference call in its entirety will be available approximately one hour after its completion for 7 days by dialing 888-286-8010 (U.S.), 617-801-6888 (International) and entering the pass code 76097472.

9 of 12

About VendingData™ Corporation

VendingData™ Corporation is a manufacturer and distributor of products for the gaming industry including the SecureDrop® System, Deck Checker™ and Random Ejection Shuffler™ line. The Company’s products are currently installed in casinos throughout the world, including Caesars Palace, Circus Circus, Harrah’s Entertainment, Luxor, Oneida Bingo & Casino, Sunset Station and the Venetian in the United States, and in casinos in Argentina, China, Columbia, Korea, Malaysia, Peru, United Kingdom and Uruguay. Visit the VendingData™ website at http://www.vendingdata.com.

This release contains forward-looking statements. Such statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: the transition of our new management team, the success of the transition of our manufacturing and assembly to China, the successful execution of our international distributor and sales relationships, changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; competitive advances; acceleration and/or deceleration of various product development and roll out schedules; higher than expected manufacturing, service, selling, administrative, product development and/or roll out costs; current and/or unanticipated future litigation; regulatory and jurisdictional issues involving VendingData™ Corporation or its products specifically, and for the gaming industry in general; general and casino industry economic conditions; the financial health of the Company’s casino and distributor customers both nationally and internationally; and the risks and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to the company’s Form 10-QSB for the quarter ended September 30, 2004, and, once filed, the Company’s Annual Report on form 10-KSB for the year ended December 31, 2004.

#   #   #

10 of 12

VENDINGDATA CORPORATION

(D)	STATEMENTS OF OPERATIONS

	2004	2003	2004	2003
Sales	$846,993	$203,332	$4,699,235	$5,667,247
Rental	107,539	175,983	616,714	1,023,544
Other	18,845	10,597	171,162	20,128

	973,377	389,912	5,487,111	6,710,919

Operating expenses:
Cost of sales	681,785	604,996	3,972,088	4,171,687
Selling, general and administrative	2,085,357	2,004,074	6,544,007	6,449,030
Research and development	223,563	300,788	1,184,621	1,010,558

Total operating expenses	2,990,705	2,909,858	11,700,716	11,631,275

Loss from operations	(2,017,328)	(2,519,946)	(6,213,605)	(4,920,356)

Interest expense, unrelated parties	221,253	652,561	903,615	2,361,991
Interest expense, related parties	7,451	116,183	31,974	529,742

Total interest expense, net	228,704	910,204	935,589	2,891,733

Net loss	$(2,246,032)	$(3,430,150)	$(7,149,194)	$(7,812,089)

Basic loss per share	$(0.13)	$(0.36)	$(0.42)	$(0.96)

Weighted average shares outstanding	17,199,381	9,547,291	17,187,961	8,134,173

11 of 12

VENDINGDATA CORPORATION
BALANCE SHEET

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$924,804	$11,526,664
Current portion of accounts receivable, trade, net of allowance for
uncollectables of $223,590 and $125,530	3,646,568	2,354,054
Due from affiliate	25,000	31,802
Other receivables	35,394	29,836
Inventories	6,462,626	4,150,414
Prepaid expenses	86,576	52,028

Total Current Assets	11,180,968	18,144,798

Equipment rented to customers, net of accumulated depreciation
of $564,351 and $316,245	400,594	608,555
Property & equipment, net of accumulated depreciation
of $2,250,432 and $1,859,206	923,459	1,063,951
Intangible assets, net of accumulated amortization of $438,488 and $288,203	1,129,644	1,282,088
Due from affiliate	118,800	118,800
Accounts receivable, trade, net of current portion, less unamortized discount	1,264,914	1,140,984
Deferred expenses	753,030	250,697
Deposits	980,216	1,284,827
Other assets	-	265,478

	$16,751,625	$24,160,178

Current liabilities:
Leases payable, current portion	$1,941,445	$2,237,073
Accounts payable	1,240,677	1,727,460
Accrued expenses	427,197	824,307
Deferred revenues, current portion	239,680	171,875
Short-term debt	238,250	270,743
Convertible debt, current portion	-	2,368,077
Customer deposits	193,615	178,805
Total current liabilities	4,280,864	7,778,340

Deferred revenues, net of current portion	198,585	219,890
Notes payable, net of current portion	3,250,000	-
Leases payable, net of current portion	893,244	1,916,723

	8,622,693	9,914,953

Stockholders’ equity deficiency:
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding
Common stock, $.001 par value, 25,000,000 shares authorized, 17,187,798
And 17,187,798 shares issued and outstanding	17,200	16,766
Additional paid-in capital	59,843,273	58,810,806
Deficit	(51,731,541)	(44,582,347)

Total stockholders’ equity deficiency	8,128,932	14,245,225

Total liabilities and stockholders’ equity deficiency	$16,751,625	$24,160,178

12 of 12